Exhibit 99.1

C-Chip Receives Approval from Shareholders to Change Company Name to Manaris Corporation

Montreal, July 18, 2005 - C-Chip Technologies Corporation (OTCBB: CCHI) (Frankfurt WKN: 255471), is pleased to announce that its shareholders have voted to approve an amendment to the Company's Articles of Incorporation to change the Company name to Manaris Corporation. As a consequence, the Company will apply to the proper authority to obtain a new trading symbol, which is expected to come into effect within a week.

At its Special Meeting of Shareholders held on July 15, 2005, the Company's shareholders also approved an increase in the number of authorized common shares that the Company may issue, from 100,000,000 to 500,000,000. Both resolutions were adopted by over 59% of all shareholders entitled to vote by proxy or in person at the Special Meeting of Shareholders.

Concurrently, a wholly-owned subsidiary of Manaris has adopted the name C-Chip Technologies North America. C-Chip Technologies North America is our business unit that operates in the credit asset management field.

"I am delighted that our shareholders have enthusiastically approved these changes, and the rapid corporate evolution they represent," said Stéphane Solis, President and CEO of Manaris Corporation. " Over the past months we have embarked upon an exciting new chapter in our history by making a number of key acquisitions aimed at expanding our service and solution offering. The new name of our Company captures the essence of our broadened mandate, which is to manage risk. Since the establishment of our Company in 2003, we have been dedicated to providing corporations and institutions with the best end-to-end security services and risk mitigation solutions available, and the great strides we have taken over the past year brings this goal within our reach. Going forward, we believe that our business model will enable us to successfully compete with North America's risk management leaders."

About Manaris Corporation
Through its wholly-owned subsidiaries, Manaris Corporation offers a comprehensive suite of enterprise risk management services and solutions. C-Chip North America specializes in the high-tech sector of the security industry, with technology that allows business users to efficiently access, control, manage and monitor remote assets at low costs. Avensys enables businesses and corporations to monitor different types of environments, including Air, Soil, Water as well as buildings and infrastructures. Canadian Security Agency (2004) Inc. and Chartrand Laframboise Investigation provide corporations and institutions with security services including corporate investigation, surveillance, electronic monitoring and protection of personnel and premises.

By combining both traditional security services and advanced monitoring technology, Manaris sets the industry standard for integrated, end-to-end risk management solutions.

Contact:
Mr. Stephane Solis,
President and CEO
C-Chip Technologies Corporation
514-337-2447
ssolis@c-chip.com

Linda Farha
Zenergy Communications
514 273 4034
linda@zenergycom.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward looking statements are not guarantees of performance, and Manaris Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release and Manaris Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.